Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of April 10, 2006

among

THE PRINCETON REVIEW, INC.,

as the Borrower,

PRINCETON REVIEW OPERATIONS, L.L.C.,

and

the other Subsidiaries of Borrower

from time to time a party hereto, the Guarantors

and

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GOLUB CAPITAL INCORPORATED

as Administrative Agent

i

4.15	Intellectual Property	24
4.16	Full Disclosure	25
4.17	Environmental Matters	25
4.18	Insurance	25
4.19	Deposit and Disbursement Accounts	25
4.20	Government Contracts	26
4.21	Customer and Trade Relations	26
4.22	Reserved	26
4.23	Solvency	26
4.24	Reserved	26
4.25	Reserved	26
4.26	Reserved	26
4.27	Foreign Assets Control Regulations, Etc.	26
4.28	SEC Filings	27

ARTICLE V FINANCIAL STATEMENTS AND INFORMATION		27
5.1	Reports and Notices	27
5.2	Collateral Reports	29
5.3	Communication with Accountants	30

ARTICLE VI AFFIRMATIVE COVENANTS		30
6.1	Maintenance of Existence and Conduct of Business	30
6.2	Payment of Obligations	30
6.3	Books and Records	31
6.4	Insurance; Damage to or Destruction of Collateral	31
6.5	Compliance with Laws	32
6.6	Reserved	33
6.7	Intellectual Property	33
6.8	Environmental Matters	33
6.9	Landlords’ Agreements, Mortgagee Agreements and Bailee Letters	33
6.10	Blocked Accounts	34
6.11	Reserved	34
6.12	Right of First Offer; Right to Participate	34
6.13	New Subsidiaries; Further Assurances	35
6.14	Security Interest	35
6.15	Good Standing Certificate	35
6.16	Insurance	35

ARTICLE VII NEGATIVE COVENANTS		36
7.1	Mergers, Subsidiaries, Etc.	36
7.2	Investments; Loans and Advances	36
7.3	Indebtedness	37
7.4	Management and Affiliate Transactions	37
7.5	Capital Structure and Business	37
7.6	Guaranteed Indebtedness	38
7.7	Liens	38

7.8	Sale of Stock and Assets	38
7.9	ERISA	38
7.10	Financial Covenants	38
7.11	Reserved	39
7.12	Sale-Leasebacks	39
7.13	Cancellation of Indebtedness	39
7.14	Restricted Payments	39
7.15	Change of Jurisdiction, Corporate Name or Location; Change of Fiscal Year	39
7.16	No Impairment of Intercompany Transfers	40
7.17	No Speculative Transactions	40
7.18	Anti-Terrorism Laws	40

ARTICLE VIII TERM		40
8.1	Termination	40
8.2	Survival of Obligations Upon Termination of Financing Arrangements	41

ARTICLE IX EVENTS OF DEFAULT: RIGHTS AND REMEDIES		41
9.1	Events of Default	41
9.2	Remedies	43
9.3	Waivers by Loan Parties	43

ARTICLE X ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE AGENT		44
10.1	Assignment and Participations	44
10.2	Appointment of Administrative Agent	45
10.3	Administrative Agent’s Reliance, Etc.	46
10.4	Administrative Agent and Affiliates	47
10.5	Lender Credit Decision	47
10.6	Indemnification	47
10.7	Successor Administrative Agent	48
10.8	Set-Off and Sharing of Payments	48
10.9	No Liability; Return of Payment; Non-Funding Lenders; Information; Actions in Concert	49
10.10	No Reliance on Administrative Agent’s Customer Identification Program	50
10.11	USA Patriot Act	51

ARTICLE XI SUCCESSORS AND ASSIGNS		51
11.1	Successors and Assigns	51

ARTICLE XII MISCELLANEOUS		51
12.1	Complete Agreement; Modification of Agreement	51
12.2	Amendments and Waivers	52
12.3	Fees and Expenses	53
12.4	No Waiver	54
12.5	Remedies	54
12.6	Severability	55
12.7	Conflict of Terms	55

12.8	[Reserved]	55
12.9	GOVERNING LAW	55
12.10	Notices	56
12.11	Section Titles	57
12.12	Counterparts	57
12.13	WAIVER OF JURY TRIAL	57
12.14	[Reserved]	57
12.15	Reinstatement	57
12.16	Advice of Counsel	58
12.17	No Strict Construction	58
12.18	Securitization	58

ARTICLE XIII CROSS-GUARANTY		58
13.1	Cross-Guaranty	58
13.2	Waivers by Loan Parties	59
13.3	Benefit of Guaranty	59
13.4	Subordination of Subrogation, Etc.	59
13.5	Election of Remedies	60
13.6	Limitation	60
13.7	Contribution with Respect to Guaranty Obligations	61
13.8	Liability Cumulative	62

INDEX OF APPENDICES

Exhibit 2.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 2.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 2.17(a)	-	Form of Revolving Note
Exhibit 5.1(a)	-	Form of Monthly Financial Report
Exhibit 5.2(a)	-	Form of Borrowing Base Certificate

Schedule 2.4	-	Sources and Uses; Funds Flow Memorandum
Schedule 2.3(d)	-	Excluded Insurance Proceeds
Schedule 2.6(f)	-	Sales to Affiliates
Schedule 2.8	-	Cash Management
Schedule 4.2	-	Executive Offices; FEIN
Schedule 4.3(g)	-	Consents and Approvals
Schedule 4.4	-	Financial Statements
Schedule 4.6	-	Real Estate and Leases
Schedule 4.7	-	Labor Matters
Schedule 4.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.11	-	Tax Matters
Schedule 4.12	-	ERISA
Schedule 4.13	-	Litigation
Schedule 4.14	-	Brokers and Fees
Schedule 4.15	-	Intellectual Property
Schedule 4.18	-	Insurance
Schedule 4.19	-	Deposit and Disbursement Accounts
Schedule 4.20	-	Government Contracts
Schedule 4.22	-	Material Agreements
Schedule 4.30	-	Conflicts of Interest
Schedule 6.1	-	Trade Names
Schedule 7.3	-	Indebtedness
Schedule 7.4(a)	-	Transactions with Management
Schedule 7.4(b)	-	Transactions with Affiliates
Schedule 7.7	-	Existing Liens

Annex A (Section 10.9(a))	-	Lenders’ Wire Transfer Information
Annex B (Section 12.10)	-	Notice Addresses

v

                    CREDIT AGREEMENT, dated as of April 10, 2006 among THE PRINCETON REVIEW, INC. (the “Borrower”), the other Loan Parties signatory hereto (the “Guarantors”) and Golub Capital Incorporated, a New York corporation, as administrative agent for the Lenders.

RECITALS

                    WHEREAS, Borrower desires that Lenders extend a revolving credit facility to Borrower of up to Six Million Dollars ($6,000,000) for the purpose of working capital of the Borrower; and for this purpose, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

                    WHEREAS, the Subsidiaries (as hereinafter defined) of Borrower are willing to guaranty the Obligations (as hereinafter defined); and

                    WHEREAS, Loan Parties desire to secure all of their obligations under the Loan Documents (as hereinafter defined) by granting to Administrative Agent, for the benefit of Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property; and

                    WHEREAS, the Borrower desires to pledge to Administrative Agent, for the benefit of Administrative Agent and Lenders, all of its capital stock of its Subsidiaries and a portion of its capital stock of its Excluded Foreign Subsidiary (as hereinafter defined) to secure the Obligations; and

                    WHEREAS, all Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement (as hereinafter defined), are incorporated herein by reference, and taken together, shall constitute but a single agreement.  These Recitals shall be construed as part of this Agreement.

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions

                    Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the meanings specified therefor on Schedule 1.1.

1.2          Interpretive Matters

                    (a)          All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.  Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

                    (b)          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                    (c)          Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then Borrower, Administrative Agent and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by the Borrower’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.  If Administrative Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Administrative Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1          Credit Facilities.

                    (a)          Revolving Credit Facility.

                        (i)          Subject to the terms and conditions hereof, each Revolving Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”).  The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment.  The obligations of each Revolving Lender hereunder shall be several and not joint.  The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Borrowing Base (“Borrowing Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).  Each Revolving Credit Advance shall be made on notice by Borrower to Administrative Agent at the address specified herein.  Those notices must be given no later than noon (New York time) on the date which is five (5) Business Days prior to the proposed Revolving Credit Advance.  Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy, electronic transmission or overnight courier) substantially in the form of Exhibit 2.1(a)(i), shall include the information required in such Exhibit and such other information as may be required by Administrative Agent, and shall be accompanied by a Borrowing Base Certificate.  If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 2.5(e).  Subject to the terms of this Agreement, Administrative Agent shall make the requested Revolving Credit Advance to the Borrower.  To the extent there is more than one Revolving Lender, Administrative Agent shall notify each Revolving Lender, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 3:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or electronic or other similar form of transmission.  Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of each Revolving Credit Advance available to Administrative Agent in same day funds by wire transfer to

Administrative Agent’s account as set forth in Annex A not later than noon (New York time) on the requested funding date (provided the requested funding date is not less than five (5) Business Days following receipt by Administrative Agent of the applicable Notice of Revolving Credit Advance).  After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Administrative Agent shall make the requested Revolving Credit Advance to the Borrower.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                         (ii)          The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

                         (iii)          Notwithstanding anything herein to the contrary, Borrower may request no more than one (1) Revolving Credit Advance in a calendar week.  Each Revolving Credit Advance shall be in a minimum amount of $250,000 or any greater multiple of $100,000.

                    (b)          Reliance on Notices.  Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed thereby to be genuine.  Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary.

2.2          Reserved.

2.3          Prepayments.

                    (a)          Voluntary Prepayments.  Borrower may at any time on at least five (5) days’ prior written notice to Administrative Agent voluntarily prepay all or part of the Revolving Loan and permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (i) any such prepayments or reductions shall be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of such amounts, and (ii) the Revolving Loan Commitment shall not be reduced to an amount less than $3,000,000.  In addition, Borrower may at any time on at least five (5) days’ prior written notice to Administrative Agent terminate the Revolving Loan Commitment; provided that upon such termination, the entire portion of the principal amount of the Revolving Loan then outstanding and all Obligations related thereto shall be immediately due and payable in full.  Any such voluntary prepayment and any such reduction or termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by Section 2.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 2.13(b).  Upon any such prepayment and reduction or termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances shall simultaneously be permanently reduced or terminated, as the case may be.  For the avoidance of doubt, no voluntary repayment of all or part of the Revolving Loan shall be deemed to be a prepayment under this Section 2.3 unless accompanied by a notice of permanent reduction of the Revolving Loan Commitment.

                    (b)          Mandatory Prepayments.

                        (i)          If at any time the outstanding balance of the aggregate Revolving Loan exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrower shall, within five (5) days, repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess.

                        (ii)         Immediately upon receipt by any Loan Party of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 7.8) or any sale of Stock of any Subsidiary of any Loan Party, Borrower shall, if requested by the Administrative Agent after advance notice thereto, prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Any such prepayment shall be applied in accordance with clause (c) below.

(iii) Notwithstanding anything to the contrary contained herein, the Revolving Loan Commitment shall not be permanently reduced by the amount of any prepayments pursuant to Section 2.3(b).

                    (c)          Application of Certain Mandatory Prepayments.  Any prepayments made by Borrower pursuant to clauses (b)(ii) above shall be applied as follows: first, to Fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, interest then due and payable on Revolving Credit Advances made to Borrower; last, to the principal balance of Revolving Credit Advances outstanding to Borrower until the same shall have been paid in full.

                    (d)          Application of Prepayments from Insurance Proceeds.  Except with respect to the insurance proceeds described on Schedule 2.3(d) on the Closing Date, prepayments from insurance proceeds in accordance with Section 6.4(c) shall be applied to the Revolving Credit Advances.  The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.  If the insurance proceeds received by Borrower exceed the outstanding principal balances of the Loans, the allocation and application of those proceeds shall be determined by Administrative Agent, subject to the approval of Requisite Lenders.

                    (e)          Nothing in this Section 2.3 shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction referred to in clauses (b)(ii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

                    (f)          Mandatory Repurchase Event.  If a Mandatory Repurchase Event shall occur, then no less than five (5) days following the occurrence of such Mandatory Repurchase Event, the Borrower shall, if requested by the Administrative Agent after advance notice thereto, repurchase the Revolving Loan, together with all accrued and unpaid interest thereon and all other amounts due or to be due in connection with this Agreement.  To the extent the Mandatory Repurchase Event involves the sale of 100% of the Stock of a Loan Party, the successor entity to such purchase and sale shall be liable for the repurchase of the Loans as provided herein.

2.4          Use of Proceeds.

               Borrower shall utilize the proceeds of the Revolving Loan solely for the financing of Borrower’s working capital.

2.5          Interest and Applicable Margins.

                    (a)          Borrower shall pay interest to Administrative Agent, for the ratable benefit of Lenders in accordance with the Loans being made by each Lender, in arrears on each applicable Interest Payment Date, with respect to the Revolving Credit Advances, the Index Rate plus the Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time.  The Revolver Index Margin will be 1.45% per annum and the Revolver LIBOR Margin will be 3.50% per annum.

                    (b)          If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                    (c)          All computations of (i) Fees and (ii) interest on the LIBOR Loans, shall be made by Administrative Agent on the basis of a three hundred and sixty (360) day year and the actual number of days occurring in the period for which such interest and Fees are payable.  All computations of interest on the Index Rate Loans shall be made by Administrative Agent on the basis of a three hundred and sixty five (365)/three hundred and sixty six (366) day year and the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day.  Each determination by Administrative Agent of an interest rate hereunder shall be final, binding and conclusive, absent manifest error.

                    (d)          So long as any Default or Event of Default shall have occurred and be continuing, the interest rates applicable to the Revolving Loan shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (the “Default Rate”) and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

                    (e)          So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 3.2, Borrower shall have the option to (i) request that any Revolving Credit Advances be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued.  Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of such amount.  Any such election must be made by noon (New York time) on the fifth (5th) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by noon (New York time) on the fifth (5th) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or if the additional conditions precedent set forth in Section 3.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Administrative Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e).  Notwithstanding the foregoing, at no time shall there be more than three (3) LIBOR Loans outstanding.

                    (f)          Notwithstanding anything to the contrary set forth in this Section 2.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest  hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Administrative Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.6     Eligible Accounts.

          Based on the most recent Borrowing Base Certificate delivered by Borrower to Administrative Agent and on other information available to Administrative Agent shall, in its reasonable credit judgment after consultation with Borrower, determine which Accounts of Borrower shall be “Eligible Accounts” for purposes of this Agreement.  In determining whether a particular Account of Borrower constitutes an Eligible Account, Administrative Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies.  Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment after consultation with Borrower, subject to the approval of Requisite Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available.  Eligible Accounts shall not include any Account of Borrower:

          (a) which does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business;

          (b) upon which (i) Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition, other than with respect to the Borrower’s obligation to provide the services in connection with the receipt of such payment or (ii) Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

          (c) to the extent any defense, counterclaim, setoff or dispute is asserted as to such Account;

          (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

          (e) with respect to which an invoice, consistent with Borrower’s past practice, has not been sent to the applicable Account Debtor;

          (f) that (i) is not owned by Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Administrative Agent, on behalf of itself and Lenders;

          (g) that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity which has any common officer or director with any Loan Party, in each case except those set forth on Schedule 2.6(g) as in effect on the date hereof;

          (h) that is the obligation of an Account Debtor that is the United States government or any department, agency or a political subdivision thereof, unless the Borrower has assigned its right to payment on such Eligible Account to the Administrative Agent pursuant to the Federal Assignment of Claims Act of 1940, and any amendments thereto;

          (i) that is the obligation of an Account Debtor located in a foreign country unless payment thereof is assured by a letter of credit, banker’s acceptance or other credit support on terms reasonably satisfactory to Administrative Agent as to form, amount and issuer;

          (j) to the extent Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower or any Subsidiary thereof but only to the extent of the potential offset;

          (k) that arises with respect to goods which are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

          (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) it is not paid within the earlier of: ninety (90) days following its due date or one hundred twenty (120) days following its original invoice date;

(ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

          (iii)  if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

          (m) which is the obligation of an Account Debtor if twenty five percent (25%) or more of the dollar amount of all Accounts owing by the Account Debtor are ineligible under the other criteria set forth in this Section 2.6;

          (n) as to which Administrative Agent’s interest, on behalf of itself and Lenders, therein is not a first priority security interest;

          (o) as to which any of the representations or warranties pertaining to Accounts set forth in this Agreement or the Security Agreement is untrue;

          (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

          (q) which is payable in any currency other than United States Dollars; or

          (r) which is unacceptable to Administrative Agent in its reasonable credit judgment, after consultation with Borrower.

2.7      [Intentionally Omitted.]

2.8      Cash Management Systems.

                    Borrower shall, and shall cause its Subsidiaries to, do the following:

                    (a)          Borrower shall deliver on or before the date that is forty (40) days after the Closing Date a fully executed tri-party blocked account agreement among the bank set forth on Schedule 2.8 (the “Relationship Bank”) at which the main deposit account and certain other accounts of the Loan Parties are maintained (the “Blocked Accounts”), the Administrative Agent,  for the benefit of itself and Lenders, and the applicable Borrower and Subsidiaries thereof, as applicable, in form and substance acceptable to Administrative Agent.  Such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in the Blocked Accounts and proceeds thereof are held by the Relationship Bank as agent or bailee-in-possession for Administrative Agent, on behalf of Lenders and (ii) the Relationship Bank executing such agreement has no rights of setoff or recoupment or any other claim against such accounts, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment.  The Loan Parties shall at all times maintain the Blocked Accounts as their principal depository for all cash, checks, electronic funds transfers, drafts or other items of payment, and without limiting the foregoing, shall direct that each single payment in excess of $25,000 be deposited to a Blocked Account; provided that the failure of any third party to follow such direction by the Loan Parties shall not be a violation of this Section 2.8.  The Loan Parties shall not, nor shall they cause or permit any Subsidiaries, at any time, to accumulate or maintain cash in accounts that are not Blocked Accounts, in excess of $100,000 for any one account or $500,000 in the aggregate for all such accounts.  To the extent either of the foregoing balance limitations are exceeded at any time, the Loan Parties shall promptly, and in any event no later than two Business Days after the date such excess has occurred, cause all such excess amounts to be deposited in a Blocked Account.  Without limiting the foregoing, the Borrower shall cause sweeps of all amounts in each account that is not a Blocked Account, into a Blocked Account, no less frequently than weekly.  In furtherance of the foregoing, upon request by Administrative Agent, the Borrower shall promptly (and in any event within three (3) Business Days of any such request), furnish the Administrative Agent with bank statements for any such accounts.

                    (b)          So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.8 to add or replace the Relationship Bank, or Blocked Accounts; provided, however, that (i) Administrative Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, the Borrower and/or its Subsidiaries and such bank shall have executed and delivered to Administrative Agent a tri-party blocked account agreement, in form and substance satisfactory to Administrative Agent.

                    (c)          The Blocked Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each of its Subsidiaries shall have granted a Lien to Administrative Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

2.9          Fees.

                    (a)          Borrower shall pay to Administrative Agent on the Closing Date a closing fee in an amount equal to 1.00% of the aggregate amount of the Commitments (i.e. $60,000).

                    (b)          Borrower shall pay to Administrative Agent a termination fee in the amount of $60,000 in the event the Revolving Loan Commitment is reduced to an amount less than $3,000,000 at an time prior to October 10, 2010.

                    (c)          Borrower shall pay to Administrative Agent on the Closing Date an administrative fee in connection with the administration of the Loans in an amount equal to $20,000.  For each year beginning on the first anniversary of the Closing Date, the Borrower shall be required to pay Administrative Agent an administration fee in an amount equal to $20,000, payable in advance, for so long as any of the Obligations shall remain outstanding.

                    (d)          As additional compensation for the Revolving Lenders, Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee in respect of the Lenders’ Commitments in an amount equal to one half of one percent (.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding during the period for which such fee is due.

2.10          Receipt of Payments.

                 Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the collection account designated by Administrative Agent.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the collection account designated by Administrative Agent prior to 2:00 p.m. New York time.  Payments received after 2:00 p.m. New York time on any Business Day shall be deemed to have been received on the following Business Day.

2.11          Application and Allocation of Payments.

                         (a)          So long as no Default or Event of Default shall have occurred and be continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 2.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 2.3.  As to each other payment, and as to all payments made when a Default or Event of Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent in the Loan Account or any other books and records.  In the absence of a specific determination by Administrative Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Administrative Agent’s expenses reimbursable hereunder; (2) to interest on the Revolving Loan; (3) to principal outstanding under the Revolving Loan, and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 12.3.

                         (b)          Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the balance of the aggregate Revolving Credit Advances to exceed Borrowing Availability or would cause the balance of the Revolving Loan of Borrower to exceed the Borrowing Base.  At Administrative Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

2.12          [Reserved].

2.13          Indemnity.

                         (a)          Each Loan Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Administrative Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Loan Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that  Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, MULTIPLE OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                         (b)          To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this

Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 2.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

2.14          Access.

                         (a)          Each Loan Party which is a party hereto, at its sole cost pursuant to Section 12.3, shall, during normal business hours, from time to time upon three (3) Business Day’s prior notice as frequently as any Lender determines to be appropriate: (a) provide any Lender and any of its officers, employees and agents reasonable access to its properties, facilities, advisors and employees (including officers) of each Loan Party and to the Collateral, (b) permit any Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records, and (c) permit any Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Loan Party.  If a Default or Event of Default shall have occurred and be continuing, each such Loan Party shall provide such access to any Lender at all times and without advance notice.  Each Loan Party shall make available to any Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which any Lender may request. Each Loan Party at its own cost shall deliver any document or instrument necessary for any Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Loan Party.

                         (b)          Each Lender recognizes and agrees that by virtue of receiving access to Borrower information hereunder, it, its Affiliates and its representatives may be deemed to possess “inside information” with respect to Borrower for purposes of the United States federal securities laws, and each Lender agrees that so long as any material information furnished to it under this Agreement is not public, neither it nor any of its representatives or Affiliates, directly or indirectly, will use or disclose any such information in violation of any such laws including, without limitation, in connection with the purchase or sale of Borrower’s securities.  Each Lender confirms that it agrees to be bound by the terms of the confidentiality agreement referred to in Section 12.1 as if named as a party therein.

2.15          Taxes.

                         (a)          Any and all payments by Borrower hereunder (including any payments made pursuant to Section 13) or under the Notes shall be made, in accordance with this Section 2.15, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 13) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) Administrative Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

                         (b)          Each Loan Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Administrative Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by Administrative Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                         (c)          Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Administrative Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Administrative Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption in advance of becoming a Lender.

2.16          Capital Adequacy; Increased Costs; Illegality.

                         (a)          If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such

Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Administrative Agent) pay to Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Administrative Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

                         (b)          If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case applied after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower and to Administrative Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.16(b).

                         (c)          Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Loan bearing interest based on the Index Rate.

2.17          Lenders’ Evidence of Indebtedness.

                 Borrower agrees that:  (i) upon written notice by any Lender to Borrower that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrower shall promptly (and in any event within five (5) Business Days of any such request) execute and deliver to such Lender an appropriate Revolving Note (substantially in the form of Exhibit 2.17(a)), and (ii) upon any Lender’s written request, and in any event within five (5) Business Days of any such request, Borrower shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion, subject to the prior approval of Administrative Agent in its sole and absolute discretion; provided, that, the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Revolving Notes outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to Borrower within a reasonable period of time after such Lender’s receipt of the replacement notes.

2.18          Single Loan.

                 All Loans to Borrower and all of the other Obligations arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

ARTICLE III

CONDITIONS PRECEDENT

3.1          Conditions to the Initial Loans.

                No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Administrative Agent, or waived in writing by Administrative Agent and Lenders:

                         (a)          Credit Agreement.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Loan Parties, Administrative Agent and Lenders.

                         (b)          Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

                         (c)          Loan Documents.  Duly executed originals of the other Loan Documents, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

                         (d)          Insurance.  Satisfactory evidence that the insurance policies required by Section 6.4  are in full force and effect.

                         (e)          Security Interests and Code Filings.  (i) Evidence satisfactory to Administrative Agent that Administrative Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral as of the Closing Date unless otherwise provided in any Loan Document, including (A) such documents duly executed by each Loan Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Administrative Agent may request in order to perfect its security interests in the Collateral and (B) copies of Code search reports listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral; (ii) Evidence satisfactory to Administrative Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Loan Party with respect to each location, if any, at which Inventory may be consigned.

                         (f)          Initial Borrowing Base Certificate.  Duly executed originals of an initial Borrowing Base Certificate, dated the Closing Date, reflecting information concerning the Eligible Accounts of the Borrower.

                         (g)          Initial Notice of Revolving Credit Advance.  Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

                         (h)          Letter of Direction.  Duly executed originals of a letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

                         (i)          Charter and Good Standing.  For each Loan Party, such Person’s (a) charter and/or certificate of formation and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation/formation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each of New York, Delaware and California, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

                         (j)          Bylaws and Resolutions.  For each Loan Party, (a) such Person’s bylaws or operating agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s Governing Body or members, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary or other authorized signatory as being in full force and effect without any modification or amendment.

                         (k)          Incumbency Certificates.  For each Loan Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary or other authorized signatory as being true, accurate, correct and complete.

                         (l)          Opinions of Counsel.  Duly executed originals of opinions of Patterson Belknap Webb & Tyler LLP, counsel for the Loan Parties, together with such other local counsel opinions requested by Administrative Agent, each in form and substance satisfactory to Administrative Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Loan Parties, authorizing and directing such counsel to address its opinion to Administrative Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Administrative Agent and Lenders are authorized to rely on such opinion.

                         (m)          Pledge Agreement.  Duly executed originals of the Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock, if certificated, being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) originals of any Intercompany Notes then existing and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

                         (n)          Accountants’ Letter.  A letter authorizing the independent certified public accountants of the Loan Parties to communicate with Administrative Agent and Lenders in accordance with Section 5.3.

                         (o)          Appointment of Agent for Service.  Evidence of the appointment of CSC Corporation as each Loan Party’s agent for service of process.

                         (p)          Officer’s Certificate.  Administrative Agent shall have received duly executed originals of a certificate of the Chief Financial Officer of Borrower, dated the Closing Date, stating that, since December 31, 2005 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by this Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Loan Party; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

                         (q)          EBITDA Requirement.  On or before the Closing Date, the Borrower shall furnish the Administrative Agent with evidence showing EBITDA for the Test Preparation Services Division of not less than $7,000,000 (including its allocation of its corporate overhead consistent with current practice) for the trailing twelve calendar months, measured as of the most recently reported month end of the Borrower, such evidence to be satisfactory to the Administrative Agent.

                         (r)          Financials; Financial Condition.  Administrative Agent shall have received the Financial Statements and a Borrowing Base Certificate, certified by its Chief Financial Officer, in each case in form and substance satisfactory to Administrative Agent, and Administrative Agent shall be satisfied, in its sole discretion, with all of the foregoing.  Administrative Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, to the effect that (a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; and (b) containing such other statements with respect to the solvency of Borrower and matters related thereto as Administrative Agent shall request.

                         (s)          Other Documents.  Such other certificates, documents and agreements respecting any Loan Party as Administrative Agent may, in its sole discretion, request.

                         (t)          Approvals.  Administrative Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance satisfactory to Administrative Agent affirming that no such consents or approvals are required.

                         (u)          Opening Availability.  The Borrowing Base determination of Borrower supporting the initial Revolving Credit Advance incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Administrative Agent, to provide Borrower with Borrowing Availability, after giving effect to the initial Revolving Credit Advance made to Borrower (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $1,000,000.

                         (v)          Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.9, and shall have reimbursed Administrative Agent for all fees, costs and expenses of closing presented as of the Closing Date.

3.2          Further Conditions to Each Loan.

               Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, convert or continue any Loan as a LIBOR Loan if, as of the date thereof:

                         (a)          Any representation or warranty by any Loan Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by “materiality” or “Material Adverse Effect” in the text thereof; or

                         (b)          Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

                         (c)          (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Loan, or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Loan, and Administrative Agent or the Requisite Lenders, as applicable, shall have determined not to make any Loan so long as that Default is continuing; or

                         (d)          The amount of such requested Revolving Credit Advance shall exceed the Borrowing Availability under Section 2.1(a);or

The request and acceptance by Borrower of the proceeds of any Loan or the conversion or continuation of any Loan into, or as, a LIBOR Loan, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.2  have been satisfied and (ii) a reaffirmation by each Loan Party of the cross-guaranty provisions set forth in Section 13 and of the granting and continuance of Administrative Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                         To induce Lenders to make the Loans the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Administrative Agent and each Lender with respect to all Loan Parties, each and all of which shall survive the execution and delivery of this Agreement.

4.1          Corporate Existence; Compliance with Law.

               Each Loan Party (a) is a corporation/limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where a failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate or company power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where a failure to have such or do so could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its charter and by laws; and (f) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2          Executive Offices; FEIN.

               As of the Closing Date, the current location of each Loan Party’s chief executive office and principal place of business is set forth in Schedule (4.2), and none of such locations have changed within the twelve (12) months preceding the Closing Date.  In addition, Schedule (4.2) lists the federal employer identification number of each Loan Party.

4.3          Corporate Power, Authorization, Enforceable Obligations.

               The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary or proper action; (c) do not contravene any provision of such Person’s charter, bylaws or similar governing documents; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Administrative Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Schedule 4.3(g), all of which will have been duly obtained, made or complied with prior to the Closing Date.  On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Loan Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Loan Party enforceable against it in accordance with its terms.

4.4          Financial Statements.

               All Financial Statements concerning Borrower and its Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and subject to normal year end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

               The following Financial Statements attached hereto as Schedule 4.4 have been delivered on the date hereof:

(i) The audited consolidated balance sheets at December 31, 2005 and the related statements of income of Borrower and its Subsidiaries for the Fiscal Year(s) then ended.

(ii) The unaudited balance sheet(s) at February 28, 2006 and the related statement(s) of income of Borrower and its Subsidiaries for the period of two (2) months then ended.

4.5          Material Adverse Effect.

               Since December 31, 2005, (a) no Loan Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Loan Party or has become binding upon any Loan Party’s assets and no law or regulation applicable to any Loan Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Loan Party is in default and to the best of Borrower’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2005, no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

4.6          Ownership of Property; Liens.

               No Loan Party owns any real property. The real estate (“Real Estate”) listed on Schedule 4.6 constitutes all of the real property leased or subleased by any Loan Party.  Each Loan Party owns valid and marketable leasehold interests in all of its leased Real Estate necessary to the operation of its business, all as described on Schedule 4.6.  Schedule 4.6 further describes any

Real Estate with respect to which any Loan Party is a lessor, sublessor or assignor as of the Closing Date.  Each Loan Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets.  None of the Real Estate and assets of any Loan Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Loan Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Loan Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Loan Party’s right, title and interest in and to all such Real Estate and other assets, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Schedule 4.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  No portion of any Loan Party’s Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

4.7          Labor Matters.

               (a) No strikes or other material labor disputes against any Loan Party are pending or, to any Loan Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Loan Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any Loan Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Loan Party; (d) except as set forth in Schedule 4.7, no Loan Party is a party to or bound by any collective bargaining agreement or management agreement (and true and complete copies of any agreements described on Schedule 4.7 have been delivered to Administrative Agent); (e) there is no organizing activity involving any Loan Party pending or, to any Loan Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition; and (g) except as set forth in Schedule 4.7, there are no material complaints or charges against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party of any individual.

4.8          Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

               Except as set forth in Schedule 4.8, no Loan Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person.  Except with respect to the Borrower, all of the issued and outstanding Stock of each Loan Party is owned by each of the stockholders or members, as applicable and in the amounts set forth on Schedule 4.8. There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries, except as provided on Schedule 4.8.  All outstanding Indebtedness of each Loan Party is described in Section 7.3 (including Schedule 7.3).

4.9          Government Regulation.

               No Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof and the repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

4.10        Margin Regulations.

               No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.  No Loan Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

4.11        Taxes.

               All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Loan Party have been filed with the appropriate Governmental Authority, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts that are, in the aggregate, less than $100,000 or are being contested in accordance with Section 6.2(b).  Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.  Schedule 4.11 sets forth as of the Closing Date those taxable years for which any Loan Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described on Schedule 4.11, no Loan Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Loan Parties and their respective predecessors are liable for any Charges: (a) under any tax sharing agreements or (b) to each Loan Party’s  knowledge, as a transferee.  As of the Closing Date, no Loan Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

4.12        ERISA.

               Except as provided on Schedule 4.12, the Loan Parties and their ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA and the regulations thereunder and of the IRC with respect to all ESOPs and Title IV Plans.  Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status.  No ERISA Event has occurred or is reasonably expected to occur.  The actuarial present value (as defined in Section 4001 of ERISA) of all benefit commitments (as defined in Section 4001 of ERISA) under each ESOP does not exceed the assets of that plan.  Neither the Loan Parties nor any of their ERISA Affiliates have incurred or reasonably expects to incur any withdrawal liability under ERISA in connection with any Multiemployer Plans.

4.13        No Litigation.

               No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) which challenges any Loan Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Loan Party and which, if so determined, could have a Material Adverse Effect.  Except as set forth on Schedule 4.13, there is no Litigation pending or threatened which seeks damages in excess of $100,000 or injunctive relief or alleges criminal misconduct of any Loan Party.

4.14        Brokers.

               Other than the parties and corresponding dollar amounts provided on Schedule 4.14, no broker or finder acting on behalf of any Loan Party brought about the obtaining, making or closing of the Loans, and no Loan Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.15        Intellectual Property.

                         (a)          Schedule 4.15 sets forth all of each Loan Party’s Intellectual Property that is registered.

                         (b)          Except as set forth on Schedule 4.15, the Intellectual Property (i) is, to the knowledge of any Loan Party, subsisting, in full force and effect, has not been terminated, cancelled, expired, or abandoned, and is valid and enforceable; (ii) has been prosecuted in accordance with all applicable law; (iii) has been protected with adequate safeguards and security to maintain any trade secrets, and confidential or proprietary information, in each case as deemed reasonably prudent by a Loan Party to maintain and protect such Intellectual Property; (iv) is not, to any Loan Party’s knowledge, subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, validity or enforceability; (v) has not been the subject of any written notice alleging that it is invalid or unenforceable or challenging ownership or registerability; and (vi) includes all the intellectual property rights reasonably required to conduct the Loan Parties’ business.

                         (c)          No Loan Party has (i) received any written notice alleging (x) infringement or notice of any other complaint that its operations infringe or misappropriate rights under any intellectual property of any third party, or (y) unfair trade practices or passing off of counterfeit goods; (ii) knowledge of any such infringement, misappropriation, unfair trade practices or passing off of counterfeit goods, or (iii) wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, or any other Person.

4.16        Full Disclosure.

               No information contained in this Agreement, any of the other Loan Documents, any  Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Loan Party to Administrative Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.17        Environmental Matters.

               The conduct of the Loan Parties’ business operations does not violate any Environmental Laws in any material respect.

4.18        Insurance.

               Schedule (4.18) lists all insurance policies of any nature maintained for current occurrences by each Loan Party, as well as a summary of the terms of each such policy.

4.19        Deposit and Disbursement Accounts.

               Schedule 4.19 lists all banks and other financial institutions at which any Loan Party maintains deposits and/or other accounts, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.20        Government Contracts.

               Except as set forth in Schedule 4.20, no Loan Party is a party to any contract or agreement with the United States government or any department, agency or a political subdivision thereof, and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act, as amended  (31 U.S.C. Section 3727).

4.21        Customer and Trade Relations.

               There exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Loan Party; or (b) the business relationship of any Loan Party with any supplier material to its operations.

4.22        Reserved.

4.23        Solvency.

               Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

4.24        Reserved.

4.25        Reserved.

4.26        Reserved.

4.27        Foreign Assets Control  Regulations, Etc.

                         (a)          Neither the making of the Loans by the Lenders hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

                         (b)          No Loan Party nor any of its respective Subsidiaries (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

                         (c)          No part of the proceeds from the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Loan Parties.

4.28          SEC Filings.

                 Since December 31, 2003, each of Borrower’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the financial statements and schedules of Borrower and results of Borrower’s operations and cash flow contained therein, complied in all material respects with the requirements of the SEC as of their respective filing dates.

ARTICLE V

FINANCIAL STATEMENTS AND INFORMATION

5.1          Reports and Notices.

               Borrower shall deliver or cause to be delivered to Administrative Agent or to Administrative Agent and Lenders, as indicated, the following:

                         (a)          Monthly Financials.  To Administrative Agent and Lenders, within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of the financial information provided on Exhibit 5.1(a) hereto.  Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations and cash flows of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such month and for the period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

                         (b)          Quarterly Financials.  To Administrative Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a report including the financial information and analysis necessary to satisfy the requirements for a quarterly report on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate” showing the calculations used in determining compliance with each of the financial covenants set forth in Section 7.10 and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for the period then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

                         (c)          Operating Plan.  To Administrative Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Governing Body of Borrower, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include monthly balance sheets and a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities;

                         (d)          Annual Audited Financials. To Administrative Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, a report including the financial information and analysis necessary to satisfy the requirements of an annual report on Form 10-K pursuant to Section 13 or 15(d) of the Exchange Act.  Such annual report shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth in Section 7.10, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

                         (e)          Management Letters.  To Administrative Agent and Lenders, within five (5) Business Days after receipt thereof by any Loan Party, copies of all management letters, exception reports or similar letters or reports received by such Loan Party from its independent certified public accountants;

                         (f)          Default Notices.  To Administrative Agent and Lenders, as soon as practicable, and in any event within three (3) Business Days after an executive officer of Borrower has knowledge of the existence of any Default, Event of Default or other event which has had a Material Adverse Effect, by telephone, telecopier or electronic transmission specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

                         (g)          Reserved.

                         (h)          Reserved;

                         (i)          Reserved;

                         (j)          Litigation.  To Administrative Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Loan Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Loan Party or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

                         (k)          Insurance Notices.  To Administrative Agent, disclosure of losses or casualties required by Section 6.4;

                         (l)          Other Notices.  To Administrative Agent, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located and (ii) such other notices or documents as Administrative Agent may request in its reasonable discretion; and

                         (m)          Other Documents.  To Administrative Agent and Lenders, such other financial and other information respecting any Loan Party’s business or financial condition as Administrative Agent or any Lender shall, from time to time, request.

                         (n)          Intellectual Property Notices.  To Administrative Agent in writing, promptly upon learning thereof, notice of  any claim or action by any Person pending, or to the knowledge of the Borrower, threatened, against any Loan Party or any of their Subsidiaries with respect to any of the Intellectual Property that (i) seeks damages in excess of $100,000 not otherwise covered by insurance, or (ii) seeks injunctive relief.

5.2          Collateral Reports.

               Borrower shall deliver or cause to be delivered the following:

                         (a)          To Administrative Agent, upon request, and in no event less frequently than five (5) Business Days after the end of each Fiscal Month (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion.

                         (b)          Borrower, at its own expense, shall deliver to Administrative Agent such appraisals of its assets as Administrative Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, satisfactory to Administrative Agent; and

                         (c)          Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as Administrative Agent shall from time to time request in its reasonable discretion.

5.3          Communication with Accountants.

               So long as a Default or Event of Default shall have occurred and be continuing, each Loan Party authorizes Administrative Agent and each Lender, to communicate directly with its independent certified public accountants including Ernst & Young LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Administrative Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Loan Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Loan Party.

ARTICLE VI

AFFIRMATIVE COVENANTS

                         Each Loan Party executing this Credit Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

6.1          Maintenance of Existence and Conduct of Business.

               Each Loan Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Schedule 6.1.

6.2          Payment of Obligations.

                         (a)          Subject to Section 6.2(b), each Loan Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

                         (b)          Each Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Loan Party, in accordance with GAAP, (ii) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest (other than that necessary to secure or pay the Charge), (iv) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances,

(vi) such Loan Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Administrative Agent evidence acceptable to Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this Section 6.2(b) are no longer met, and (vii) Administrative Agent has not advised Borrower in writing that Administrative Agent reasonably believes that nonpayment or nondischarge thereof could reasonably be expected to have or result in a Material Adverse Effect.

6.3          Books and Records.

               Each Loan Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all bona fide financial transactions, are made in accordance with GAAP.

6.4          Insurance; Damage to or Destruction of Collateral.

                         (a)          The Loan Parties shall, at their sole cost and expense, maintain policies of insurance with financially sound and reputable insurers having an A rating from Best’s Rating Service insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, with the details of such coverage currently outstanding being more fully described on Schedule 4.18 hereto.  If any Loan Party  at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Administrative Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Administrative Agent deems advisable.  Administrative Agent shall have no obligation to obtain insurance for any Loan Party or pay any premiums therefor.  By doing so, Administrative Agent shall not be deemed to have waived any Default or Event of Default arising from any Loan Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Administrative Agent and shall be additional Obligations hereunder secured by the Collateral.

                         (b)          Administrative Agent reserves the right at any time upon any change in any Loan Party’s risk profile (including any change in the product mix maintained by any Loan Party or any laws affecting the potential liability of such Loan Party) to require additional forms and limits of insurance to, in Administrative Agent’s opinion, adequately protect both Administrative Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party is protected by insurance in amounts and with coverage customary for its industry.  If requested by Administrative Agent, each Loan Party shall deliver to Administrative Agent from time to time a report of a reputable insurance broker, satisfactory to Administrative Agent, with respect to its insurance policies.

                         (c)          Borrower shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Administrative Agent, on behalf of itself and Lenders, as loss payee, and

(ii) all general liability and other liability policies naming Administrative Agent, on behalf of itself and Lenders, as additional insured.  Borrower irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agent s designated by Administrative Agent), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $100,000, as Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower shall promptly notify Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.  After deducting from such proceeds the expenses, if any, incurred by Administrative Agent in the collection or handling thereof, Administrative Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 2.3(d), or permit or require the Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.  Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $100,000 in the aggregate, Administrative Agent shall permit the Borrower to replace, restore, repair or rebuild the property; provided that if Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 90 days of such casualty, Administrative Agent may apply such insurance proceeds to the Obligations in accordance with Section 2.3(d).  All insurance proceeds which are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Administrative Agent to reduce the outstanding principal balance of the Revolving Loan of Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Administrative Agent shall establish a Reserve against the Borrowing Base of Borrower in an amount equal to the amount of such proceeds so applied.  Thereafter, such funds shall be made available to Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower shall request a Revolving Credit Advance be made in the amount requested to be released; (ii) so long as the conditions set forth in Section 3.2  have been met, Revolving Lenders shall make such Revolving Credit Advance; and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance.  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 2.3(d).

6.5          Compliance with Laws.

               Without limiting any other provision of this Agreement, each Loan Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters, Environmental Laws and Environmental Permits and the USA Patriot Act, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall comply with all Requirements of Law including, without limitation, all usury and consumer credit disclosure laws and regulation.  Each shall obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.

6.6          Reserved.

6.7          Intellectual Property.

               Each Loan Party will conduct its business and affairs without infringement of any Intellectual Property of any other Person.

6.8          Environmental Matters.

               Each Loan Party shall and shall cause each Person within its control to, and subject to the direction of the owner of the Real Estate: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Administrative Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

6.9          Landlords’ Agreements, Mortgagee Agreements and Bailee Letters.

               The Borrower shall maintain its corporate headquarters and maintain its primary books and records at one or more of the locations provided on Schedule 6.9, including without limitation its centralized accounting system and all records relating to its Accounts.  Within 40 days after the Closing Date, each Loan Party shall obtain a landlord’s agreement from the lessor of each leased property provided for on Schedule 6.9, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord may assert against the Collateral at that location, and shall otherwise be satisfactory in form and substance to Administrative Agent.  Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.10        Blocked Accounts.

               Borrower shall (i) deliver to the Administrative Agent within 40 days after the Closing Date, evidence of the Blocked Accounts and tri-party agreements on such  Blocked Accounts as provided in Section 2.8(a) and (ii) maintain a balance on each deposit account that is not a Blocked Account, and an aggregate balance on all deposit accounts that are not Blocked Accounts, in accordance with Section 2.8(b).

6.11        Reserved.

6.12        Right of First Offer; Right to Participate.

                         (a)          Prior to any Loan Party obtaining any financing by way of Indebtedness or equity interests convertible into Indebtedness of any such Loan Party, other than pursuant to a Fletcher Preferred Stock Financing (an “Applicable Financing”), such Loan Party will first offer the Administrative Agent and its Affiliates the right to provide all or part (at the Administrative Agent’s option) of such Applicable Financing.  The Administrative Agent shall have a period of forty five (45) days after receiving written notice of any such proposed Applicable Financing (a “Financing Request”) to submit to such Loan Party a proposal (a “Financing Offer”) setting forth in reasonable detail the terms and conditions on which the Administrative Agent (or its Affiliates as the case may be) would be prepared to provide all or part of such Applicable Financing.

                         (b)          If the Administrative Agent (and its Affiliates) elect not to submit a Financing Offer in accordance the immediately preceding paragraph, then such Loan Party shall have ninety (90) days after the date the Financing Request is delivered to the Administrative Agent to obtain the proposed financing from a Person other than the Administrative Agent (and its Affiliates) on terms that are not substantially different from the general terms contained in the Financing Request.  If the Administrative Agent (or its Affiliates) shall have submitted a Financing Offer, then such Loan Party shall have thirty (30) days after the receipt of the Financing Offer within which to accept or reject such Financing Offer. In the event such Loan Party rejects such Financing Offer, it shall be prohibited from obtaining an Applicable Financing from a Person other than the Administrative Agent (or its Affiliates) at any time, unless the Applicable Financing with such other Person is on terms and conditions more favorable to such Loan Party than the terms and conditions contained in the Financing Offer (a “More Attractive Financing”).

                         (c)          Prior to obtaining a More Attractive Financing, the Loan Parties will first offer Administrative Agent (and its Affiliates) the right to provide all or part (at the Administrative Agent’s option) of the More Attractive Financing on the same terms and conditions that would be applicable to the other lenders.  The Loan Parties shall provide Administrative Agent with a proposal for such proposed More Attractive Financing, setting forth in reasonable detail the terms and conditions of the More Attractive Financing, and Administrative Agent shall have ten (10) Business Days after receiving such proposal to elect to participate.

                         (d)          During the forty five (45) day period referred to in Section 6.12(a) and the ten (10) Business Day period referred to in Section 6.12(c) above, the Loan Parties will allow such parties, as applicable, and their respective representatives all reasonably requested access to the Loan Parties’ assets, records, personnel and relevant third parties for the purpose of completing all due diligence investigations deemed reasonably necessary or advisable by such parties in connection with determining whether to exercise their rights pursuant to this Section 6.12.

6.13      New Subsidiaries; Further Assurances.

                         (a) New Subsidiaries.  To the extent permitted under this Agreement, if Borrower forms or acquires a new direct or indirect Subsidiary, the Borrower agrees to (i) amend the Pledge Agreement to reflect the addition of such Stock and pledge the applicable Stock to the Administrative Agent as additional collateral for the Loans, (ii) cause such Subsidiary to join (A) this Agreement by executing this Agreement as a Guarantor (B) the Security Agreement pursuant to a joinder in form satisfactory to Administrative Agent for the purposes of granting a security interest in such Subsidiary’s assets for the benefit of the Administrative Agent and the Lenders as additional security for the Obligations and (iii) deliver to the Administrative Agent an opinion of counsel in form and substance acceptable to Administrative Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such Subsidiary.  Furthermore, if any Loan Party not a party to the Pledge Agreement engages in an intercompany loan, such Loan Party shall execute a joinder (in form satisfactory to the Administrative Agent) to the Pledge Agreement, thereby pledging such Intercompany Note to the Administrative Agent for the benefit of the Lenders.

                         (b) Further Assurances.  Each Loan Party executing this Agreement agrees that it shall and shall cause each other Loan Party to, at such Loan Party’s expense and upon request of Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to Administrative Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Administrative Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

6.14        Security Interest.

               The Liens granted to Administrative Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral other than Accounts.

6.15        Good Standing Certificate.

               Within 30 days after the Closing Date, the Borrower shall deliver to the Administrative Agent a good standing certificate (including verification of tax status) and a certificate of qualification to conduct business in Pennsylvania, dated a recent date after the Closing Date and certified by the Secretary of State of Pennsylvania evidencing that the Borrower is in good standing.

6.16        Insurance.

               Within 10 days after the Closing Date, the Borrower shall deliver to the Administrative Agent satisfactory evidence that the insurance policies required by Section 6.4  are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Administrative Agent, in favor of Administrative Agent, on behalf of Lenders.

ARTICLE VII

NEGATIVE COVENANTS

               Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that, without the prior written consent of Administrative Agent and the Requisite Lenders, from and after the date hereof until the Termination Date:

7.1          Mergers, Subsidiaries, Etc.

               No Loan Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, (b) convert into any other organizational form or (c) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person or any operating division of any Person, except that Borrower may create or acquire a Subsidiary that is a wholly-owned Subsidiary so long as the Borrower and such Subsidiary comply with clauses (i), (ii) and (iii) of Section 6.13(a) and such formation or acquisition is otherwise in compliance with the terms of this Agreement.

7.2          Investments; Loans and Advances.

               Except as otherwise expressly permitted by this Section 7, no Loan Party shall make or permit to exist any investment in, or make, accrue or permit to exist  loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) each Loan Party may maintain its existing investments in its Subsidiaries as of the Closing Date, (b) so long as no Default or Event of Default shall have occurred and be continuing, Borrower may make investments up to $100,000 in the aggregate, subject to a perfected security interest in favor of Administrative Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), or (iv) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks, and (c) so long as no Default or Event of Default shall have occurred and be continuing, or could result therefrom,  Borrower may purchase Stock in other Persons that does not exceed $1,000,000 in the aggregate.

7.3          Indebtedness.

                         (a)          No Loan Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted by Section 7.7, (ii) the Loans and the other Obligations, (iii) deferred taxes, (iv) existing Indebtedness described in Schedule 7.3, (v) surety obligations entered into in the ordinary course of business or appeal bonds in proceedings to which any Loan Party is a party in an aggregate amount not to exceed $5,000,000, provided that all such amounts in excess of $1,000,000 shall be expressly subordinated on terms satisfactory to the Administrative Agent, and (vi) Indebtedness consisting of intercompany loans and advances made by Borrower to a Subsidiary, provided that (A) each such Subsidiary shall have executed and delivered to Borrower, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by  Borrower to such Subsidiary which Intercompany Notes shall be in form and substance satisfactory to Administrative Agent and shall be pledged and delivered to Administrative Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to Administrative Agent; (C) at the time any such intercompany loan or advance is made by Borrower to any Subsidiary thereof and after giving effect thereto, the Borrower shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) the aggregate amount of such intercompany Indebtedness shall not exceed $250,000 at any one time outstanding.

                         (b)          No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than the Obligations.

7.4          Management and Affiliate Transactions.

                         (a)          No Loan Party shall enter into or be a party to any transaction with or make any payment to any member of management of any Loan Party or any Person who is a family member or otherwise related in any way to any such member of management, other than as described on Schedule 7.4(a), except for compensation in the ordinary course of business consistent with past practice, and reimbursement for travel expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding.

                         (b)          Other than as provided in Section 7.4(a) or described on Schedule 7.4(b), no Loan Party shall enter into any transaction with or make any payment to any Affiliate for consideration in excess of $250,000 in the aggregate for all such transactions with Affiliates.

7.5          Capital Structure and Business.

               No Loan Party shall (a) make any changes in any of its business objectives, purposes or operations which could reasonably be expected to affect adversely the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect (b) issue any shares of Disqualified Stock, warrants or other securities convertible into Disqualified Stock or revise any terms of its outstanding Stock to the extent it would become Disqualified Stock, or (c) amend its charter or bylaws in a manner which would adversely affect Administrative Agent or Lenders or such Loan Party’s duty or ability to repay the Obligations.  No Loan Party shall engage in any business other than the businesses currently engaged in by it or a business substantially related to such business.

7.6          Guaranteed Indebtedness.

               No Loan Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Loan Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Loan Party if the primary obligation is expressly permitted by this Agreement.

7.7          Liens.

               No Loan Party shall create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.  In addition, no Loan Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Administrative Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or licenses which prohibit Liens upon the assets that are subject thereto.

7.8          Sale of Stock and Assets.

               No Loan Party shall sell, transfer, convey, assign or otherwise dispose of any of its Accounts, Inventory, Intellectual Property or other assets, outside of the ordinary course of business, other than transactions that in the aggregate are less than $1,000,000.  For the avoidance of doubt, sales of franchises shall be deemed to have occurred in the ordinary course for purposes of this Section 7.8.  Administrative Agent shall provide a partial release with respect to any Liens covering assets which are disposed, solely and to the extent such disposition is permitted by this Section 7.8.

7.9          ERISA.

               No Loan Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could reasonably be expected result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

7.10        Financial Covenants.

                         Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

                         (a)          Test Preparation Services EBITDA.  EBITDA for the Test Preparation Services Division (taking into account its allocation of corporate overhead on a basis consistent with current practice as of the Closing Date) shall not be less than $7,000,000 for the trailing twelve calendar months, measured as of the most recently reported month end of Borrower.

                         (b)          Minimum Net Worth.  The minimum Net Worth of the Loan Parties shall exceed $43,326,000 at all times.

7.11        Reserved.

7.12        Sale-Leasebacks.

               No Loan Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

7.13        Cancellation of Indebtedness.

               No Loan Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business consistent with past practice.

7.14        Restricted Payments.

               No Loan Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (b) dividends and distributions to the members of Borrower in an amount not to exceed the amount of income taxes owed by such member during the Fiscal Year; provided, that, no Default or Event of Default shall have occurred or be continuing at the time of such dividend or distribution, (c) dividends to Fletcher pursuant to the Fletcher Preferred Stock Financing; provided, that, no Default or Event of Default shall have occurred or be continuing at the time of such dividend or distribution, (d) employee loans permitted under Section 6.4(b), and (e) payment of reasonable and customary directors’ fees and indemnities (including payments in respect of directors’ and officers’ liability insurance).

7.15        Change of Jurisdiction, Corporate Name or Location; Change of Fiscal Year.

               No Loan Party shall (a) change its jurisdiction of organization and/or organization and/or organizational identification number (if any), (b) change its corporate name or (c) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Administrative Agent and after Administrative Agent’s written acknowledgment that any reasonable action requested by Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Loan Party shall change its location, name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Administrative Agent and Lenders and after Administrative Agent’s written acknowledgment that any reasonable action requested by Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of Administrative Agent, on behalf of Lenders, in any Collateral, has been completed or taken.  No Loan Party shall change its Fiscal Year unless it notifies the Administrative Agent of such change within 30 days of the effective date thereof.

7.16        No Impairment of Intercompany Transfers.

               No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

7.17        No Speculative Transactions.

               No Loan Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

7.18        Anti-Terrorism Laws.

               No Loan Party shall conduct, deal in or engage in or permit any Affiliate or agent of Borrower within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person;  (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Borrower shall deliver to Administrative Agent and Lenders any certification or other evidence requested from time to time by Administrative Agent or any Lender, in its sole, confirming Borrower’s compliance with this Section 7.18.

ARTICLE VIII

TERM

8.1          Termination.

               The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

8.2          Survival of Obligations Upon Termination of Financing Arrangements.

               Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Loan Parties or the rights of Administrative Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Loan Parties, and all rights of Administrative Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 12, the payment obligations under Sections 2.15 and 2.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

ARTICLE IX

EVENTS OF DEFAULT: RIGHTS AND REMEDIES

9.1          Events of Default.

               The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

                         (a)          Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable (including any mandatory payment required by Section 2.3), or (ii) fails to pay or reimburse Administrative Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Administrative Agent’s demand for such reimbursement or payment of expenses.

                         (b)          Any Loan Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 2.4, 2.8, 2.14, 5.1(a)-(d), 6.4, 6.9, 6.10, 6.12 or 7, respectively.

                         (c)          Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 5 (other than as otherwise provided in clause (b) hereof), and the same shall remain unremedied for three (3) days or more; provided that with respect to Sections 5.1(a)-(d) such three (3) day period to remedy shall not commence until the Administrative Agent delivers notice to the Borrower.

                         (d)          Any Loan Party shall fail or neglect to perform, keep or observe any other material provision of this Agreement or of any of the other Loan Documents (other than any material provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more following the earlier to occur of (a) notice thereof furnished to any Loan Party by Administrative Agent or any Lender and (b) the time at which any Loan Party or any authorized officer thereof knew or became aware of such failure.

                         (e)          A default or breach shall occur under any other agreement, document or instrument to which any Loan Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party in excess of $100,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $100,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

                         (f)          Any information contained in any Borrowing Base Certificate is untrue or incorrect in any material respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Administrative Agent or any Lender by any Loan Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                         (g)          Assets of any Loan Party with a fair market value of $100,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party and such condition continues for thirty (30) days or more.

                         (h)          A case or proceeding shall have been commenced against any Loan Party seeking a decree or order in respect of any Loan Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Loan Party or of any substantial part of any such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any Loan Party, and such case or proceeding shall remain undismissed or unstayed for thirty (30) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                         (i)          Any Loan Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Loan Party or of any substantial part of any such Person’s assets, (iii) shall make an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

                         (j)          A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time outstanding shall be rendered against any Loan Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.  Any Loan Party shall be enjoined, restrained or in any way prevented by order of a court or any administrative or regulatory agency from conducting any material part of its business.

                         (k)          Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

                         (l)          There shall occur the loss, suspension or revocation of, or failure to review, any license or permit now held or hereafter acquired by any Loan party if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

                         (m)          Any Loan Party or any director or senior officer thereof shall be convicted or found liable for (i) a state or federal crime or (ii) any civil action that could lead to the forfeiture of any assets of one or more of the Loan Parties, the fair market value of which, individually or in the aggregate exceeds $100,000.

9.2          Remedies.

                         (a)          If any Event of Default shall have occurred and be continuing or if a Default shall have occurred and be continuing and Administrative Agent and the Requisite Lenders shall have determined not to make any Advances so long as that specific Default is continuing, Administrative Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend this facility with respect to further Advances whereupon any further Advances shall be made or extended in Administrative Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.

                         (b)          If any Event of Default shall have occurred and be continuing, Administrative Agent may (and at the written request of the Requisite Lenders, shall), without notice, (i) terminate this facility with respect to further Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; and (iii) exercise any rights and remedies provided to Administrative Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 9.1(g), (h) or (i) , all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

9.3          Waivers by Loan Parties.

                        Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives (including for purposes of Section 13 ): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent may do in this regard, (b) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of their remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

ARTICLE X

ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE AGENT

10.1        Assignment and Participations.

                         (a)          Any Lender or Lenders may assign and/or sell participations in, at any time or times, the Loan Documents, Loans and any Commitment or of any portion thereof or interest therein, including any such Lender’s rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; provided, however, that absent the occurrence and continuation of an Event of Default, such assignment or participation shall be subject to the consent of the Borrower, such consent not to be unreasonably withheld, delayed or conditioned; provided further, that the Borrower shall have no such consent rights in connection with an assignment or participation to any Lender or to any Affiliate or Related Fund of any Lender.  In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Administrative Agent or any Lender assigns or otherwise transfers all or any part of a Loan, Administrative Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Administrative Agent or such Lender, execute new Notes in exchange for the Notes being assigned.

                         (b)          With respect to any participation, the parties hereto acknowledge and agree that all amounts payable by Borrower hereunder shall be determined as if the Lender selling such participation had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 2.13, 2.15, 2.16 and 10.8 , Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”.  Except as set forth in the preceding sentence neither Borrower nor any other Loan Party shall have any obligation or duty to any participant.  Neither the Administrative Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                         (c)          Except as expressly provided in this Section 10.1, no Lender shall, as between Borrower and that Lender, or Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                         (d)          Each Loan Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 10.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Administrative Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Loan Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Loan Parties and their affairs contained in any selling materials provided by them and all other information provided by them and included in such materials.

                         (e)          A Lender may furnish any information concerning Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

                         (f)          Notwithstanding anything to the contrary in this Agreement, no Loan Party shall have any obligation to reimburse Administrative Agent or any Lender for any costs or expenses incurred in connection with any such assignment or participation.

10.2        Appointment of Administrative Agent.

               Golub Capital Incorporated is hereby appointed to act on behalf of the Lenders as Administrative Agent under this Agreement and the other Loan Documents.  The provisions of this Section 10.2 are solely for the benefit of the Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person.  Administrative Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Administrative Agent shall be mechanical and administrative in nature and neither shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Neither Administrative Agent nor any of its respective Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

               If Administrative Agent shall request instructions from Requisite Lenders or all affected Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Requisite Lenders, or all affected Lenders, as the case may be, and Administrative Agent shall incur no liability to any Person by reason of so refraining.  Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to Environmental Liabilities or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

10.3        Administrative Agent’s Reliance, Etc.

               Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limitation of the generality of the foregoing, Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel, independent chartered accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

10.4        Administrative Agent and Affiliates.

               With respect to its Commitments hereunder, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Golub in its individual capacity.  Golub and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Golub was not the Administrative Agent and without any duty to account therefor to Lenders.  Golub and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.5        Lender Credit Decision.

               Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

10.6        Indemnification.

               Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent ‘s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by Loan Parties.

10.7        Successor Administrative Agent.

               Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000.  If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.  Any successor Administrative Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent.  Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue.  After any resigning Administrative Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  Administrative Agent may be removed at the written direction of the holders (other than Administrative Agent) of two-thirds or more of the Commitments (excluding Administrative Agent’s Commitment); provided that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against Administrative Agent.

10.8        Set-Off and Sharing of Payments.

               In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party (regardless of whether such balances are then due to such Loan Party) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Loan Party against and on account of any of the Obligations which are not paid when due.  Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10.9        No Liability; Return of Payment; Non-Funding Lenders; Information; Actions in Concert.

                          (a)          No Liability for Revolving Credit Advances.  Nothing in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent (except in the case of Golub as a Revolving Lender) to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Administrative Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

                         (b)          Return of Payments.

                              (i)          If Administrative Agent  pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received thereby, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

                              (ii)          If Administrative Agent determines at any time that any amount received thereby under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as such Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                         (c)          Non-Funding Lenders.  The failure of any Revolving Lender (such Revolving Lender, a “Non-Funding Lender”) to make any Revolving Credit Advance shall not relieve any other Revolving Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made, or to purchase a participation to be purchased, by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Non-Funding Lender.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

                         (d)          Dissemination of Information.  Administrative Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party, with notice of any Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, however, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Lenders acknowledge that Borrower are required to provide financial information and Collateral Reports to Lenders in accordance with Article V and agree that Administrative Agent shall have no duty to provide the same to Lenders.

                         (e)          Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of a majority of the Lenders.

10.10      No Reliance on Administrative Agent’s Customer Identification Program.

               Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees may rely on the Administrative Agent to carry out such Lender’s Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Order, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder:  (1) any identity verification procedures, (2) any recordkeeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

10.11      USA Patriot Act.

               Each Lender or participant or assignee of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “foreign” shell bank”  and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within 10 days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

ARTICLE XI

SUCCESSORS AND ASSIGNS

11.1        Successors and Assigns.

               This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Loan Party, Administrative Agent, Lenders and their respective successors and assigns (including, in the case of any Loan Party, a debtor-in-possession on behalf of such Loan Party), except as otherwise provided herein or therein.  No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and Requisite Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and Requisite Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE XII

MISCELLANEOUS

12.1        Complete Agreement; Modification of Agreement.

               The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2 below.  Any letter of interest, commitment letter and/or fee letter between any Loan Party and Administrative Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement dated March 22, 2006, by and between Borrower and Administrative Agent shall remain in full force and effect until the Commitment Termination Date.

12.2        Amendments and Waivers.

                         (a)          Except for actions expressly permitted to be taken by Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and Borrower, and by Requisite Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                         (b)          No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which increases the Advance Rate, or which makes less restrictive the nondiscretionary criteria for exclusion from the Borrowing Base, shall be effective unless the same shall be in writing and signed by Administrative Agent, Requisite Lenders and Borrower.  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which waives compliance with the conditions precedent set forth in Section 3.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Administrative Agent, the Requisite Lenders and Borrower, as applicable.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith, Administrative Agent, or the Requisite Lenders, as the case may be, have exercised its or their right to suspend the making or incurrence of further Advances pursuant to Section 9.2(a)) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 3.2 unless the same shall be in writing and signed by Administrative Agent or Requisite Lenders, as applicable, and Borrower.

                         (c)          No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, permit any Loan Party to sell or otherwise dispose of any Collateral with a value exceeding $100,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 12.2 or the definitions of the terms “Requisite Lenders” insofar as such definitions affect the substance of this Section 12.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

12.3        Fees and Expenses.

               Borrower shall reimburse Administrative Agent for all its reasonable out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and advice in connection therewith).  Borrower shall reimburse Administrative Agent (and with respect to paragraphs (c), (d) and (e) below, each Lender) for all costs, expenses and reasonable fees, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

                         (a)          the forwarding to Borrower or any other Person on behalf of Borrower by Administrative Agent of the proceeds of the Loans;

                         (b)          any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents (whether consummated or not) or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                         (c)          any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Administrative Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                         (d)          any attempt to enforce any remedies of Administrative Agent against any or all of the Loan Parties or any other Person that may be obligated to Administrative Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                         (e)          any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                         (f)          efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Loan Parties or their respective affairs, and (iii) verify, protect, evaluate, inspect, review, assess, appraise, collect, sell, liquidate or otherwise dispose of (or do any other thing provided for in Section 2.11) any of the Collateral; and

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 12.3 shall be payable, on demand, by Borrower to Administrative Agent.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants (including crisis management and special restructuring consultants) and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

12.4        No Waiver.

               Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Loan Party shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Administrative Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

12.5        Remedies.

               Administrative Agent ‘s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

12.6        Severability.

               Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7        Conflict of Terms.

               Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.8        [Reserved].

12.9        GOVERNING LAW.

               EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH LOAN PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT THE ADMINISTRATIVE AGENT, THE LENDERS AND THE LOAN PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE EITHER THE ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT.  EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN

ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH LOAN PARTY HEREBY WAIVES ANY OBJECTION WHICH SUCH LOAN PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN ANNEX B OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH LOAN PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

12.10      Notices.

               Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mails, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission or other electronic transmission (with such telecopy or facsimile or other electronic transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex B or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Administrative Agent ) designated on Annex B to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  Notwithstanding anything herein to the contrary, notices and communications sent to the Administrative Agent  pursuant to Articles II, III, V and Sections 10.2 - 10.7, respectively, shall not be effective until actually received by the Administrative Agent.

12.11      Section Titles.

               The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12      Counterparts.

               This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

12.13      WAIVER OF JURY TRIAL.

               BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14      [Reserved].

12.15      Reinstatement.

               This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16      Advice of Counsel.

               Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

12.17      No Strict Construction.

               The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.18      Securitization.

               Each Loan Party hereby acknowledges that the Administrative Agent and the Lenders and/or each of their Affiliates may sell or securitize all or any part of the Loans (a “Securitization”) through the pledge of all or any part of the Loan Documents as collateral security for loans thereto or through the sale of all or any part of the Loans or the issuance of direct or indirect interests in all or any part of the Loans, which loans to Borrower or their direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).  Each Loan Party shall cooperate with Administrative Agent and the Lenders and their Affiliates to effect the Securitization, including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by Administrative Agent and the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties, and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, and (b) providing such information as may be reasonably requested by such Purchasers in connection with the rating of the Loans or the Securitization.

ARTICLE XIII

CROSS-GUARANTY

13.1        Cross-Guaranty.

               Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and  performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Loan Party.  Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

                         (a)          the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

                         (b)          the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by the Administrative Agent and Lenders with respect to any of the provisions thereof;

                         (c)          the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Administrative Agent and Lenders in respect thereof (including the release of any such security);

                         (d)          the insolvency of any Loan Party; or

                         (e)          any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Loan Party that its obligations under this Section 13 shall not be discharged until the payment and performance, in full, of the Obligations has occurred.  Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

13.2        Waivers by Loan Parties.

               Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party.  It is agreed among each Loan Party, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

13.3        Benefit of Guaranty.

               Each Loan Party agrees that the provisions of this Section 13 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower and Administrative Agent or Lenders, the obligations of such other Loan Party under the Loan Documents.

13.4        Subordination of Subrogation, Etc.

               Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Loan Party hereby  expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement,  exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Loan Party acknowledges and agrees that this subordination is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 13, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5        Election of Remedies.

               If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13.  If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by Administrative Agent or such Lender.  Any election of remedies which results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations.  In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

13.6        Limitation.

               Notwithstanding any provision herein contained to the contrary, each Loan Party’s liability under this Section 13 (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

                         (a)          the net amount of all Loans advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and

                         (b)          the amount which could be claimed by Administrative Agent and Lenders from such Loan Party under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 13.7.

13.7        Contribution with Respect to Guaranty Obligations.

                         (a)          To the extent that any Loan Party shall make a payment under this Section 13 of all or any of the Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Party as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                         (b)          As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                         (c)          This Section 13.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.1.  Nothing contained in this Section 13.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, Fees and expenses with respect thereto for which such Loan Party shall be primarily liable.

                         (d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

                         (e)          The rights of the indemnifying Loan Parties against other Loan Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

13.8        Liability Cumulative.

               The liability of Loan Parties under this Section 13 is in addition to and shall be cumulative with all liabilities of each Loan Party to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of the other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

THE PRINCETON REVIEW, INC., a Delaware corporation

By:	/s/ Andrew J. Bonanni

Name:	Andrew J. Bonanni
Title:	Chief Financial Officer and Treasurer

GUARANTORS:

PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Bonanni

Name:	Andrew J. Bonanni
Title:	Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:

GOLUB CAPITAL INCORPORATED

By:	/s/ Lawrence E. Golub

Name:	Lawrence E. Golub
Title:	President

LENDERS:

GOLUB CAPITAL CP FUNDING, LLC

By:	/s/ Lawrence E. Golub

Name:	Lawrence E. Golub
Title:	President